Only Source / Footnotes below this line Guide @ 2.68 Guide @ 1.64 Guide @ 1.95 Subtitle Guide @ 2.64 Guide @ 2.80 Only Source / Footnotes below this line Guide @ 0.22 Guide @ 4.69 1 The hypothetical returns set forth above are for illustrative purposes only and may not be the actual total returns applicabl e t o a purchaser of the securities. You should read this document together with the accompanying preliminary terms describing the offering, including the overvie w o f the Underlying Index and its historical performance, before you decide to invest. Market Plus Notes Linked to the EURO STOXX 50 ® Index due August 16, 2017 Principal at Risk Securities The securities are designed for investors who seek exposure to the performance of the EURO STOXX 50 ® Index. Investors should be willing to forgo interest and dividend payments, and, if the Final Index Value is less than the Initial Index Value by more than 28.35%, be willing to lose a significant portion or all of their principal. If the Final Index Value is not less than the Initial Index Value by m ore than 28.35%, investors will receive a return reflecting the greater of (a) the Underlying Index Return and (b) the Contingent Minimum Return of 0% a t m aturity. However, if the Final Index Value is less than the Initial Index Value by more than 28.35%, investors will be fully exposed to the negative performance of the Underlying Index over the term of the securities, and will lose a significant portion or all of their inve stm ent. Unsecured obligations of Morgan Stanley maturing August 16, 2017. Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples thereof. All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose so me or all of your investment. These securities are not secured obligations and you will not have any security interest in, or othe rwi se have any access to, any underlying reference asset or assets. The securities are expected to price on February 12, 2016 and are expected to settle on February 18, 2016. Fees and Commissions: J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agen ts will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sal es to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that wi ll not exceed $12.50 per $1,000 principal amount of securities . HYPOTHETICAL PAYMENTS AT MATURITY Assuming an Initial Index Value of 3,000 Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333 - 200365 February 9, 2016 KEY TERMS Issuer Morgan Stanley Underlying Index EURO STOXX 50 ® Index Contingent Minimum Return 0% Payment at Maturity If a Knock - Out Event HAS NOT occurred , you will receive a cash payment at maturity per security equal to $1,000 plus a return equal to $1,000 times the greater of (i) the Contingent Minimum Return and (ii) the Underlying Index Return. If a Knock - Out Event HAS occurred , you will receive a cash payment at maturity that will reflect the percentage depreciation in the value of the Underlying Index over the term of the securities on a 1 to 1 basis, calculated as follows: $ 1,000 + ($1,000 x Underlying Index Return) Knock - Out Event A Knock - Out Event occurs if the Final Index Value is less than the Initial Index Value by an amount greater than the Knock - Out Buffer Amount. (Therefore, a Knock - Out Event will occur if the Final Index Value is less than the Knock - Out Level.) Underlying Index Return (Final Index Value – Initial Index Value) / Initial Index Value Initial Index Value Knock - Out Buffer Amount Knock - Out Level The Index Closing Value on the Pricing Date 28.35% 71.65% of the Initial Index Value Final Index Value The arithmetic average of the Index Closing Values on each of the five Averaging Dates Averaging Dates Maturity Date August 7, 2017, August 8, 2017, August 9, 2017, August 10, 2017 and August 11, 2017 August 16, 2017 Listing The securities will not be listed on any securities exchange CUSIP / ISIN 61761JX79 / US61761JX790 Estimated value on the Pricing Date Approximately $973.10 per security, or within $10.00 of that estimate. See “Additional Terms Specific To The Securities” in the accompanying preliminary terms KEY RISKS / CONSIDERATIONS • The securities do not guarantee any return of principal and do not pay any interest. You may lose some or all of your investment. • Any payments on the securities are subject to issuer credit risk. • The investor does not own the Underlying Index and does not receive dividends or have any other rights that holders of the securities comprising the Underlying Index would have. • If the Final Index Value is less than the Initial Index Value by more than 28.35%, you will lose the benefit of the Contingent Minimum Return and lose 1% for every 1% decline of the Underlying Index, as measured on the Averaging Dates. • There may be no secondary market. Securities should be considered a hold until maturity product. • Additional risk factors can be found in the accompanying preliminary terms and the following pages of this document. Final Index Value Underlying Index Return Return on Securities 4,800.00 60.00% 60.00% 4,500.00 50.00% 50.00% 4,200.00 40.00% 40.00% 3,900.00 30.00% 30.00% 3,600.00 20.00% 20.00% 3,300.00 10.00% 10.00% 3,150.00 5.00% 5.00% 3,000.00 0% 0% 2,850.00 - 5.00% 0% 2,700.00 - 10.00% 0% 2,100.00 - 20.00% 0% 2,149.50 - 28.35% 0% 2,130.00 - 29.00% - 29.00% 1,800.00 - 40.00% - 40.00% 1,200.00 - 60.00% - 60.00% 600.00 - 80.00% - 80.00% 0 - 100.00% - 100.00% -40% $400 $1,400 $800 0% $600 $200 -100% $1,800 $0 The Underlying Index The Securities 60% 20% 80% P a y m e n t a t M a t u r i t y o n t h e S e c u r i t i e s Underlying Index Return $1,600 $1,200 $1,000 40%-20% -60%-80% 100% $2,000 $2,200 $2,400 $2,600 Contingent Minimum Return of 0% -28.35% $716.50

Only Source / Footnotes below this line Guide @ 2.68 Guide @ 1.64 Guide @ 1.95 Subtitle Guide @ 2.64 Guide @ 2.80 Only Source / Footnotes below this line Guide @ 0.22 Guide @ 4.69 2 Risk Factors YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The terms of the securities differ from those of ordinary debt securities in that we do not guarantee to pay you any of the p rin cipal amount of the securities at maturity and do not pay you interest on the securities. If the Final Index Value is less than the Knock - Ou t Level, a Knock - Out Event will have occurred, you will lose the benefit of the Contingent Minimum Return and you will be fully exposed to any depreciation in the Final Index Value as compared to the Initial Index Va lue on a 1 to 1 basis. If a Knock - Out Event has occurred, the Payment at Maturity on each security will be significantly less than the principal amount of the securities and could be zero. Consequently, the ent ire principal amount of your investment is at risk . THE SECURITIES DO NOT PAY INTEREST – Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity . THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE VALUE OF FOREIGN EQUITY SECURITIES. The securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities marke ts in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross - shareholdings in companies in certain countries. Also, there is generally less publicly available in formation about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounti ng, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, eco nom ic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of se curities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countrie s m ay differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self - sufficiency and balance o f payment positions. NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or ot her rights that holders of securities composing the Underlying Index would have. THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES – You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and therefore you are sub je ct to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you co uld lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness. Any actual or antic ipa ted decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities. MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — The value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including: • the value, especially in relation to the Knock - Out Level, and the actual or expected volatility, of the Underlying Index; • the time to maturity of the securities; • the dividend rates on the common stocks underlying the Underlying Index; • interest and yield rates in the market generally; • geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and • our creditworthiness, including actual or anticipated downgrades in our credit ratings or credit spreads. Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount if a Knock - Out Event is likely to occur in light of the then - current level of the Underlying Index. You cannot predict the future performance of the Underlying Index based on its historical performances. We cannot guarantee t hat a Knock - Out Event will not occur so that you will not suffer a significant loss on your initial investment in the securities. You can review a graph setting forth the historical performance of the Underlying Index in the preliminary terms describing t he terms of the securities . THE RATE WE ARE WILLING TO PAY FOR SECURITIES OF THIS TYPE, MATURITY AND ISSUANCE SIZE IS LIKELY TO BE LOWER THAN THE RATE IM PLI ED BY OUR SECONDARY MARKET CREDIT SPREADS AND ADVANTAGEOUS TO US. BOTH THE LOWER RATE AND THE INCLUSION OF COSTS ASSOCIATED WITH ISSUING, SELLING, STRUCTURING AN D HEDGING THE SECURITIES IN THE ORIGINAL ISSUE PRICE REDUCE THE ECONOMIC TERMS OF THE SECURITIES, CAUSE THE ESTIMATED VALUE OF THE SECURITIES TO BE LESS THAN TH E ORIGINAL ISSUE PRICE AND WILL ADVERSELY AFFECT SECONDARY MARKET PRICES – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & C o., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, be cau se secondary market prices will exclude the issuing, selling, structuring and hedging - related costs that are included in the original issue price and borne by you and because the secondary market prices will ref lec t our secondary market credit spreads and the bid - offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors. The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lo wer rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted up on issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to th e Underlying Index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage ac cou nt statements. Market Plus Notes Linked to the EURO STOXX 50 ® Index due August 16, 2017 Principal at Risk Securities

Only Source / Footnotes below this line Guide @ 2.68 Guide @ 1.64 Guide @ 1.95 Subtitle Guide @ 2.64 Guide @ 2.80 Only Source / Footnotes below this line Guide @ 0.22 Guide @ 4.69 3 Risk Factors THE ESTIMATED VALUE OF THE SECURITIES IS DETERMINED BY REFERENCE TO OUR PRICING AND VALUATION MODELS, WHICH MAY DIFFER FROM T HOS E OF OTHER DEALERS AND IS NOT A MAXIMUM OR MINIMUM SECONDARY MARKET PRICE – These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain ass umptions about future events, which may prove to be incorrect. As a result, because there is no market - standard way to value these types of securitie s, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the esti mat ed value on the Pricing Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time . The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market condi tio ns. See also “Many economic and market factors will impact the value of the securities” above. LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC (“MS & Co.”) may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. Whe n it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/off er spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to re sel l the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker - dealers may not participate significantly in the second ary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity. POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculat ion agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. Additionally , some of our subsidiaries also trade financial instruments related to the Underlying Index on a regular basis as part of the ir general broker - dealer and other businesses. Any of these hedging or trading activities on or prior to the Pricing Date could potentially affect the Initial Index Value. We will not have any ob lig ation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Underlying Index and the securities. In addition, MS & Co. has determined the estimated v alu e of the securities on the Pricing Date. HEDGING AND TRADING ACTIVITY BY OUR SUBSIDIARIES COULD POTENTIALLY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – One or more of our subsidiaries and/or third - party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the Underlying Index or its component stocks), including trading in the stocks that constitute the Underlying Index as well as in other instruments related to the Underlying Index. As a result, these entities may be unwinding or adjusting he dge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Averaging Dates approach . Some of our subsidiaries also trade the stocks that constitute the Underlying Index and other financial instruments related to the Underlying Index on a regular basis as part of their general broker - dealer and other businesses. Any of these he dging or trading activities on or prior to the Pricing Date could potentially increase the Initial Index Value, and , therefore, could increase the value at or above which the Final Index Value must be so that a Knock - Out Event does not occur which would cause investors to suffer a significant loss on their initial investment in the securities. THE OFFERING OF THE SECURITIES MAY BE TERMINATED BEFORE THE PRICING DATE — If we determine prior to pricing that it is not reasonable to treat your purchase and ownership of the securities as an “open transaction” for U.S. federal income tax purposes, the offering of the securities will be terminated. UNITED STATES FEDERAL TAX CONSEQUENCES – Please read the discussion of U.S. federal tax consequences, and any related risk factors, in the preliminary terms describin g the terms of the securities. Market Plus Notes Linked to the EURO STOXX 50 ® Index due August 16, 2017 Principal at Risk Securities

Only Source / Footnotes below this line Guide @ 2.68 Guide @ 1.64 Guide @ 1.95 Subtitle Guide @ 2.64 Guide @ 2.80 Only Source / Footnotes below this line Guide @ 0.22 Guide @ 4.69 4 Important Information The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communicat ion relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer a nd this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll - free 1 - 800 - 584 - 6837 . License Agreement between STOXX Limited and Morgan Stanley. The “EURO STOXX 50 ® Index” is a trademark of STOXX Limited and has been licensed for use by Morgan Stanley. For more information, see “EURO STOXX ® Index — License Agreement between STOXX Limited and Morgan Stanley” in the accompanying index supplement. The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations o f, or guaranteed by, a bank. The information provided herein was prepared by sales, trading, or other non - research personnel of one of the following: Morgan Stanley & Co. LLC, Morgan Stanley & Co. International PLC, Morgan Stanley MUFG Securities Co., Ltd, Morgan Stanley Capital Group Inc. and/or Morgan Stanley Asia Limited (together with the ir affiliates, hereinafter “Morgan Stanley”), but is not a product of Morgan Stanley's Equity Research or Fixed Income Research Departments. This communication is a marketing communication and is not a research report, though it may refer to a Morgan Stanley research report or the views of a Morgan Stanley research analyst. We are not commenting on the fundamentals of any c omp anies mentioned. Unless indicated, all views expressed herein are the views of the author’s and may differ from or conflict with those of the Morgan Stanley Equity Research or Fixe d I ncome Research Departments or others in the Firm. Morgan Stanley is not acting as a municipal advisor and the opinions or views contained herein are not intended to be, and do no t constitute, advice, including within the meaning of Section 975 of the Dodd - Frank Wall Street Reform and Consumer Protection Act. This material is not (and should not be construed to be) investment advice (as defined under ERISA or similar concepts under app licable law) from Morgan Stanley with respect to an employee benefit plan or to any person acting as a Fiduciary for an employee benefit plan, or as a primary basis for any particular pl an investment decision. These materials have been based upon information generally available to the public from sources believed to be reliable. No representation is given with respect t o t heir accuracy or completeness, and they may change without notice. Morgan Stanley on its own behalf and on behalf of its affiliates disclaims any and all liability relating to these materials, in cluding, without limitation, any express or implied representations or warranties for statements or errors contained in, or omissions from, these materials. Morgan Stanley and others associated wi th it may make markets or specialize in, have or may in the future enter into principal or proprietary positions (long or short) in and effect transactions in securities of companies or tradin g s trategies mentioned or described herein and may also perform or seek to perform investment banking, brokerage or other services for those companies and may enter into transactions with them. We may at any time modify or liquidate all or a portion of such positions and we are under no obligation to contact you to disclose any such intention to modify or liquidate or any such modification or liquidation. Morgan Stanley acts as “prime broker” and lender for a number of hedge funds. As a result, Morgan Stanley may indirectly benefit from increases in investments in hedge funds. Unles s s tated otherwise, the material contained herein has not been based on a consideration of any individual client circumstances and as such should not be considered to be a personal recomme nda tion. We remind investors that these investments are subject to market risk and will fluctuate in value. The investments discussed or recommended in this communication may be unsuitable for investors depending upon their specific investment objectives and financial position. Where an investment is denominated in a currency other than the investor’s currency, changes in rates of exchange may have an adverse effect on the value, price of, or income derived from the investment. The performance data quoted represents past performance. Past performance is not indicati ve of future returns. No representation or warranty is made that any returns indicated will be achieved. Certain assumptions may have been made in this analysis which have resulted in any re tur ns detailed herein. Transaction costs (such as commissions) are not included in the calculation of returns. Changes to the assumptions may have a material impact on any returns detailed. Po ten tial investors should be aware that certain legal, accounting and tax restrictions, margin requirements, commissions and other transaction costs and changes to the assumptions set forth herei n m ay significantly affect the economic consequences of the transactions discussed herein. The information and analyses contained herein are not intended as tax, legal or investment adv ice and may not be suitable for your specific circumstances. By submitting this communication to you, Morgan Stanley is not advising you to take any particular action based on the informati on, opinions or views contained herein, and acceptance of such document will be deemed by you acceptance of these conclusions. You should consult with your own municipal, financial, accoun tin g and legal advisors regarding the information, opinions or views contained in this communication. Market Plus Notes Linked to the EURO STOXX 50 ® Index due August 16, 2017 Principal at Risk Securities